                                                           Exhibit No. EX-99.a.1

                             CERTIFICATE OF TRUST OF
                DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

     This  Certificate of Trust of Delaware  Enhanced Global Dividend and Income
Fund, a statutory trust (the "Trust"),  executed by the undersigned trustee, and filed under and in  accordance  with the  provisions  of the Delaware  Statutory
Trust Act (12 Del. C.§3801 et seq.) (the "Act"), sets forth the following:

     FIRST:  The name of the statutory trust formed hereby is Delaware  Enhanced
Global Dividend and Income Fund.

     SECOND:  The address of the registered  office of the Trust in the State of
Delaware is 300  Delaware  Avenue,  Suite 800,  Wilmington,  New Castle  County,
Delaware 19801.  The name of the Trust's  registered agent at such address is SR
Services, LLC.

     THIRD:  The Trust  formed  hereby is or will become an  investment  company
registered   under  the   Investment   Company  Act  of  1940,  as  amended  (15
U.S.C.§§80a-1 et seq.).

     FOURTH: The Trust is formed effective as of April 12, 2007.

     IN WITNESS  WHEREOF,  the  undersigned,  being the sole trustee of Delaware
Enhanced Global Dividend and Income Fund, has duly executed this  Certificate of
Trust as of the 12th day of April, 2007.

/s/Patrick P. Coyne
Patrick P. Coyne, Trustee